EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Harvard Bioscience, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of Harvard Bioscience, Inc. on Form S-3 (File No. 333-224535) and Forms S-8 (File No. 333-249943, File No. 333-53848, File No. 333-104544, File No. 333-135418, File No. 333-151003, File No. 333-174476, File No. 333-189175, File No. 333-204760, File No. 333-218497, File No. 333-225365 and File No. 333-231825).

Boston, Massachusetts

March 12, 2021